Exhibit 10.47

Long Term Incentive Plan Fiscal Year 2017 & Fiscal Year 2018 Rewards for Your Contribution to Our Success american greetings Rev. 03.01.2016

Creativity. Innovation. Collaboration. Our commitment to these ideals has allowed us to become one of the world’s largest producers and distributors of social expressions products. As a leader at American Greetings, you are asked to drive the momentum of the business and ensure business continuity even during times of transformation. You have the unique opportunity to inspire others to embrace and support change throughout the business, while keeping an eye on the long-term implications of business decisions. The Company’s leaders are charged with setting long-term goals and then doing what’s necessary to get them accomplished. As a result, the Long-Term Incentive Plan (also referred to herein as the “Plan” or “LTIP”) is designed to reward you for your contributions toward the achievement of the Company’s long-term financial and strategic goals. Table of Contents Plan Objectives and Who Is Eligible 2 How the Plan Works 3 Plan Components 4 Measuring Our Performance 5 Award Calculation Examples 6–7 Key Terms 8 Important Administrative Plan Details 9–10 1

Plan Objectives Over the next two fiscal years, American Greetings wants its leaders to focus on: • Achieving exceptional financial results, and • Implementing certain critical business transformation initiatives. Who Is Eligible Associates in job class 317 or above are eligible to participate. Refer to the sections entitled Important Administrative Plan Details and Key Terms for additional information on Plan eligibility. Watch for Your Participant Letter You will receive a Participant Letter that outlines information specific to your participation in the Plan, such as your target award. 2

How the Plan Works The Long-Term Incentive Plan provides you with an opportunity to earn a cash award for helping American Greetings achieve its financial and strategic goals over the next two fiscal years. If we achieve our goals, your LTIP award will be equal to your target award opportunity multiplied by the Plan’s earned award percentage. • Target award opportunity: An amount, determined by your job class, that represents what your earned award would be if the Company achieved 100% of its two-year goals. Your target award opportunity will be communicated to you separately in a Participant Letter. • Earned award percentage: represents how much of your target award opportunity has been earned as a result of the Company’s performance. The earned award percentage can range from 0% (no award) to 200% (maximum possible award). If an award is earned, it will be paid to you through the Company’s regular payroll process following the calculation of the performance, which will occur after the close of fiscal 2018. 3

Plan Components The Long-Term Incentive Plan is comprised of two components: Corporate EBITDA and OneAG. Corporate EBITDA In order to continue to invest in its product leadership strategy, American Greetings must generate cash flow. For this reason, our primary focus will be on Corporate EBITDA. • 75% of your target award opportunity is tied directly to American Greetings two-year cumulative Corporate EBITDA performance. OneAG To win in our highly competitive industry, we must drive our product leadership strategy while we continue to satisfy the changing needs of our retail partners. To do this effectively, our business processes throughout the Company must be transformed. The OneAG initiative is focused on doing just that. Over the next two fiscal years, certain critical work will be undertaken as part of this initiative that will require your support and attention. • The OneAG component measures the Company’s performance against its OneAG objectives, measured on a qualitative basis at the end of the two-year performance period. • The specific objectives will be determined by senior management but may reflect the implementation of Release 2 and could include factors such as system functionality, our change management efforts, and our ability to minimize disruption at our retail partners and within American Greetings. • 25% of your target award opportunity is based on the Company’s performance related to the OneAG objectives. 25% OneAG 75% EBITDA 4

Measuring Our Performance At the end of the Plan’s two-year performance period, quantitative and qualitative measures will be used to compare the Company’s performance to the goals that were established for the purposes of total the earned Plan, as award described percentage below is . This determined comparison . of actual results to our goals is how the Plan’s Performance Level EBITDA Award OneAG Award Total Earned Award EBITDA OneAG Percentage Percentage Percentage Threshold Does Not Achieve Objective 50% 0% 50% Target Achieves Objective 75% 25% 100% Maximum Exceeds Objective 150% 50% 200% Corporate EBITDA No award is earned for performance below threshold. Achieving and means target American is defined Greetings as performance pays at target that levels ranges . from $5 million above or below our specific goal The maximum award is capped at 200%. The EBITDA earned award percentage is interpolated for performance between Threshold and Maximum. OneAG The OneAG award percentage will be determined based on a sliding scale between 0% and 50%. These components are independent, meaning Plan participants can earn one without successfully achieving the goals of the other. 5

Award Calculation Examples

To illustrate how awards are calculated, examples of performance goals are provided in this brochure. Performance is included in the examples to calculate example awards. These are examples only; actual performance goals will be different and may be higher or lower than the examples provided.

EBITDA Performance	Two-Year Cumulative EBITDA Goal	EBITDA Earned Award Percentage
Threshold	$250 million	**50%**
Target	$290–$310 million	**75%**
Maximum	$350 million	**150%**

Example A

Target Award Opportunity = $7,000

Fiscal 2017-2018 EBITDA performance = $325 million

EBITDA Earned Award Percentage = 103.1%

OneAG Earned Award Percentage = 25%

(Company assumed to have achieved OneAG objective)

Total Earned Award Percentage = 103.1% + 25% = 128.1%

Total Earned Award = $7,000 x 128.1% = $8,967

Example A Calculation

$$\text{EBITDA Earned Award \%} = \frac{(\$325 - \$310)}{(\$350 - \$310)} \times (150\% - 75\%) + 75\% = 103.1\%$$

Example B

Target Award Opportunity = $7,000

Fiscal 2017-2018 EBITDA performance = $350 million

EBITDA Earned Award Percentage = 150%

OneAG Earned Award Percentage = 50%

(Company assumed to have exceeded OneAG objective)

Total Earned Award Percentage = 150% + 50% = 200%

Total Earned Award = $7,000 x 200% = $14,000

Example B Calculation

$$\text{EBITDA Earned Award \%} = \frac{(\$350 - \$310)}{(\$350 - \$310)} \times (150\% - 75\%) + 75\% = 150.0\%$$

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Award Calculation Examples Here is an example of how the Total Earned Award in Example A (from the previous page) compares to the target award. Example A: Target Award Opportunity = $7,000 • Fiscal 2017-2018 EBITDA performance = $325 million • EBITDA Earned Award Percentage = 103.1% • OneAG Earned Award Percentage = 25% (Company assumed to have achieved OneAG objective) Total Earned Award Percentage = 103.1% + 25% = 128.1% Total Earned Award = $7,000 x 128.1% = $8,967 $10,000 $8,000 $6,000 $4,000 $2,000 $0 $1,750 $5,250 $1,750 $7,217 OneAG EBITDA Total Target $7,000 Award Total Actual $8,967 Award 7

Key Terms Base Earnings Your base earnings are defined as your base salary earned during the fiscal year. Base earnings exclude health and welfare benefits, bonus, commission, and incentive payments, overtime and other direct or indirect compensation. Base earnings for Plan participants outside of the U.S. may be defined differently and may vary by country. Company The businesses of American Greetings Corporation and its consolidated subsidiaries. Corporate EBITDA The sum of the Company’s earnings before interest, taxes, depreciation, and amortization as calculated based on the consolidated statement of cash flows. Eligibility You are eligible to participate in the Long-Term Incentive Plan if you are an associate in job class 317 or higher and you are not eligible to participate in another Company-sponsored long-term incentive plan. Fiscal Year March 1 through February 28 or 29 of the following calendar year. Participant Letter A letter, mailed to your home, outlining your personal target award opportunity and other information specific to your participation in the Plan. Target Award A percentage of your base earnings or a flat dollar amount, as determined by your job class, that represents what your earned award would be if the Company achieved 100% of its two-year performance goals. 8

Important Administrative Plan Details If your employment status changes, your Plan participation and your award may be affected as described below: Eligibility To be eligible to participate in the Long-Term Incentive Plan, you must be actively employed in a corporate-level job class of 317 or above. New Hires If you are hired between March 1, 2016 and February 28, 2018, you will receive a prorated incentive award for the period of time you participated in the Plan based on the base earnings paid to you during that period. Promotions and Transfers If you are promoted or you move from one business unit to another during the fiscal 2017-2018 performance period, your target award or base earnings may change. If either of these do change, your award will be prorated as of the date of promotion based on the target award and base earnings of the corresponding periods. Termination No award is earned if you separate from the Company for any reason (other than qualified leave of absence, permanent disability or death), before the completion of the fiscal 2017-2018 performance period. Leave of Absence, Permanent Disability, Death If you take a qualified leave of absence, suffer a permanent disability or die, your award will be prorated as of the date of retirement, leave, permanent disability or death, and will be based on the target award and base earnings of the corresponding periods. An associate will be deemed to suffer a permanent disability only in the following circumstances: (A) where an associate is absent from employment with American Greetings due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which either can be expected to result in death, or can be expected to last for a continuous period of not less than 12 months or (B) where an associate is scheduled to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering an American Greetings associate on account of a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months. LTIP FY17–18 9

Important Administrative Plan Details Award Payments Incentive awards earned will be paid to participants within two and one-half months following the end of fiscal 2018, typically within 60 days after the end of the fiscal year. Plan awards are subject to normal tax withholding at a standardized rate and will be deposited to a bank account of your choice. It is the intent that incentive awards fall under the short-term deferral rules of Section 409A of the Internal Revenue Code to exempt the payment of such Long-Term Incentive Plan benefits from the requirements of Section 409A or otherwise comply with the requirement of Section 409A. If incentive awards are subject to Section 409A, the Plan will be interpreted in accordance with Section 409A and the regulations promulgated thereunder. Calculating Payouts For computation purposes, financial goals and actual performance results are rounded to the nearest $1,000. The percent of the financial goal achieved and the percent of target award earned is rounded to the nearest one-tenth of one percent. Performance goals and actual performance results under the OneAG component are qualitatively evaluated by senior management at the close of the performance period. The actual incentive award is rounded to the nearest dollar. LTIP FY17–18 10

Nothing in this brochure or in any Participant Letter should be construed to create or imply any contract of employment between an associate and American Greetings and its subsidiaries or to create any binding contractual right to payment of any specific amount under the American Greetings Long-Term Incentive Plan. The provisions of this brochure describe the general guidelines used by American Greetings in determining the benefits payable to Plan Participants; however, in every case, American Greetings reserves the right to reduce or eliminate the amount that would otherwise be payable to a participant or participants under such guidelines where it determines, in its discretion, that such a reduction is necessary or appropriate, in light of the participant’s performance or other relevant business circumstances. In its capacity as administrator of the Long-Term Incentive Plan, American Greetings reserves the right to construe and interpret the Plan in all respects and to make all determinations and take all actions necessary or advisable for the management and administration of the Long-Term Incentive Plan, including establishing, adopting or revising any goals or rules as it may deem necessary. Any award earned under this Long-Term Incentive Plan shall be subject to rescission, cancellation or recoupment, in whole or in part, if and to the extent so provided under any “clawback,” recoupment or similar policy of American Greetings in effect on the date of payment or that may be established thereafter. Interest in any award under the Long-Term Incentive Plan may not be assigned, alienated or encumbered by any Plan participant. American Greetings reserves the right to terminate or make changes to the LTIP, including retroactively, at any time without prior notice to any of the LTIP’s participants. The Board of Directors (or committee thereof) are the only persons who have the authority to alter or amend this LTIP. Any such alteration or amendment must be done in writing. No participant should rely on an alteration or amendment to this LTIP unless it is made in writing and signed by a Co-Chief Executive Officer or the Chairman. The Plan will be governed, construed, and administered in accordance with the laws of the State of Ohio, without reference to its conflict of laws provisions. 11

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